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                                                                EXHIBIT 99.1

PROFESSIONAL TRANSPORTATION GROUP RECEIVES DEFAULT NOTICE FROM LENDER

Marietta, Ga., November 2, 2000/PRNewswire/ -- Professional Transportation Group Ltd., Inc. (Nasdaq: TRUC - news,) today announced that it received on November 1, 2000 written notice from its principal outside lender that the Company has defaulted in the payment of interest and other amounts required pursuant to the loan and security agreement between the bank and the Company. The notice does not purport to accelerate the payment of the entire lending facility, but demands payment of approximately $1,000,000 on November 2, 2000.

The Company is in active negotiations with SouthTrust and several other lenders in an effort to comply with SouthTrust's demands. Dennis A. Bakal, president and chief executive officer of Professional Transportation Group, said, "We are making every effort to respond to SouthTrust's default notice, and as we previously announced, we have been in active discussions with both SouthTrust and other lenders in order to secure financing for the Company." There can be no assurance, however, that the Company will be able to comply with SouthTrust's demands or secure other suitable financing.

Professional Transportation Group Ltd., Inc., is headquartered in Marietta, Georgia. The Company provides ground transportation and logistics services for the airfreight and trucking industry in the continental United States through its subsidiary, Timely Transportation, Inc. Professional Transportation's 200 plus trucks employ some of the most current transportation communication technologies, such as the satellite-based vehicle positioning and enhanced mobile data systems and is a technological leader in the freight industry. The resulting efficiencies ensure Professional Transportation customers "Almost as Fast as Air"(C) service. A partial customer list also includes US Airways, Airborne Express, UPS, Emery Worldwide, Nippon Air Cargo, and Danzas AEI.

For more information contact: Dennis A. Bakal, Chief Executive Officer of Professional Transportation Group Ltd., Inc., 678-264-0400; or Michael Lafferman, President of Metropolitan Capital Partners, Inc., 310-358-9977.

This release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations; (iii) the Company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend," and similar expressions and variation thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control, and that actual results may


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differ materially from those projected in the forward-looking statements as a result of various factors discussed herein and those factors discussed in detail in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section of the Company's Registration Statement on Form S-3 (Registration Number 333-90955), as declared effective by the Securities and Exchange Commission on May 22, 2000.

SOURCE: Professional Transportation Group Ltd., Inc.